EXHIBIT 99.1


                            STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of June 19, 2007 and is entered into by and between Rye 68, LLC a Delaware limited liability company having offices c/o Salisbury & Ryan LLP, 1325 Avenue of the Americas, New York, New York 10019 ("Rye 68") and Kenneth Manser, 17 The Avenue, Dunstable, Bedfordshire, LU6 2AA United Kingdom ("Mr. Manser").

                              W I T N E S S E T H:

      WHEREAS, Mr. Manser is currently the beneficial and record owner of 711,658 shares of Class A Common Stock ("Numerex Shares") of Numerex Corp., a Pennsylvania corporation ("Numerex");

      WHEREAS, Mr. Manser desires to sell to Rye 68 and Rye 68 desires to buy from Mr. Manser 500,000 Numerex Shares on the terms and conditions stated herein.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

      1. Purchase and Sale. Subject to the terms and conditions of this Agreement, Mr. Manser hereby sells, assigns and transfers to Rye 68, and Rye 68 hereby purchases and acquires from Mr. Manser 500,000 Numerex Shares (the "Purchased Shares").

      2. Purchase Price: Amount and Payment.

      A. Amount. In consideration for the sale, assignment and transfer of the Purchased Shares by Mr. Manser to Rye 68, Rye 68 shall pay to Mr. Manser a purchase price in the amount of Four Million One Hundred Twenty Five Dollars (US $4,125,000) (the "Purchase Price"). One half of the Purchase price, Two Million Sixty Two Thousand and Five Hundred Dollars ($2,062,500) shall be paid to Mr. Manser on the Closing Date (as defined below). The balance of the Purchase Price shall be paid on the Closing Date by the issuance, execution and delivery by Rye 68 to Mr. Manser of a Promissory Note and Stock Pledge in the form of Exhibit A hereto (the "Note").

      B. The Note. On the Closing Date, Rye 68 shall deliver to Mr. Manser the original copy of the Note. The Note shall be issued in an original principal amount equal to one half of the Purchase Price ($2,062,500), and shall accrue interest from the date thereof through and until June 19, 2010 (the "Maturity Date") at the rate of eight percent (8.00%) per annum.

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      3. Closing. Consummation of the purchase and sale of the Purchased Shares contemplated in this Agreement (the "Closing") shall take place immediately after the execution of this Agreement at the office of Salisbury & Ryan LLP, at 10:00 am New York City time, on June 19, 2007 (the "Closing Date"). All acts, deliveries, payments and other documents relating to the transactions contemplated hereby shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery, or payment and none of such acts, deliveries or payments shall be effective unless and until the last of the same shall have occurred. .

      A. Deliveries at the Closing. At the Closing: Mr. Manser shall deliver the Purchased Shares by delivery of one or more original stock certificates representing the Purchased Shares, duly endorsed with appropriate signature guarantees for transfer to Rye 68 or attaching stock powers or other instruments of transfer with appropriate signature guarantees relating thereto, executed in blank;

            i. Rye 68 shall deliver 250,000 Numerex Shares to the Escrow Agent with appropriate signature guarantees or stock powers or other instruments of transfer with appropriate signature guarantees relating thereto, executed in blank in accordance with the Escrow Agreement in the form of Exhibit B hereto (the "Escrow Agreement");

            ii. Rye 68 shall (x) pay Mr. Manser Two Million Sixty Two Thousand Five Hundred Dollars $2,062,500 by wire transfer in immediately available funds and (y) deliver to Mr. Manser the executed Note;

            iii. Rye 68 shall deliver to Mr. Manser a certificate of the Secretary of Rye 68, certifying that attached thereto is a true and complete copy of resolutions adopted by the Board of Managers of Rye 68, authorizing the execution, delivery and performance of the Transaction Documents ; and

            iv. The parties hereto shall deliver to each other such other documents, instruments and agreements as reasonably requested by the parties.

      4. Representations and Warranties.

      A. Representations and Warranties of Rye 68. Rye 68 hereby represents and warrants to Mr. Manser that the following statements are true and correct:

            i. Valid Existence. Rye 68 is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Rye 68 has all requisite power and authority to execute, deliver and to perform all of its obligations under this Agreement, the Note and the Escrow Agreement (collectively, the "Transaction Documents").

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            ii. Authorization; No Conflict. The execution, delivery and performance by Rye 68 of the Transaction Documents are within its company powers, have been duly authorized by all necessary and appropriate action, and the Transaction Documents have been duly and validly executed and delivered by Rye 68.

            iii. Binding Obligations. Each of the Transaction Documents constitutes a legal, valid and binding obligation of Rye 68, enforceable against it in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            iv. No Violation. The execution, delivery and performance by Rye 68 of each Transaction Document does not and will not violate any provision of any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect, or result in a breach of or constitute a default under Rye 68's governing documents or any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Rye 68 is a party or by which its properties may be bound or affected .

            v. Approvals. No consent of any person or entity and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of any Transaction Document that has not been obtained.

            vi. Litigation. No action, suit or proceeding is pending or, threatened against Rye 68 before any court or governmental authority which relates to any Transaction Document or any action to be taken pursuant thereto.

            vii. Compliance with Laws. Rye 68 is in compliance in all material respects with all laws, rules, regulations and requirements of any governmental authority applicable to its business and properties.

            viii. Investment Intent. The Purchased Shares are being acquired from Mr. Manser solely for Rye 68's own account for investment purposes, not as a nominee or agent, and not with a view to resell or distribute and without any present intention of selling, offering to sell or otherwise disposing of or distributing the Purchased Shares or any portion thereof in any transaction other than a transaction complying with the registration requirements under applicable securities laws and regulations, including federal, state and provincial laws and regulations of the U.S., or pursuant to an exemption therefrom.

            ix. Financial Wherewithal. Rye 68 has adequate net worth and means for providing for Rye 68's current financial needs and contingencies, has no need for liquidity of investment with respect to the Purchased Shares that are being acquired and is in a financial position to bear the economic risk of the Purchased Shares.

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            x. Accredited Investor. Rye 68 is an "Accredited Investor" as
      defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended.

            xi. Finder's Fees. Rye 68 has not retained any finder or broker in connection with the transactions contemplated in the Transaction Documents, and Rye 68 agrees to indemnify and to hold Mr. Manser harmless for and from any liability for commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Rye 68, or any person or entity on behalf of Rye 68, is or may be responsible as a result of the transactions contemplated in the Transaction Documents.

      B. Representations and Warranties of Mr. Manser. Mr. Manser hereby represents and warrants to Rye 68 that the following statements are true and correct as of the date hereof:

            i. Binding Obligations. Each of the Transaction Documents constitutes a legal, valid and binding obligation of Mr. Manser, enforceable against him in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            ii. Approvals. No consent of any person or entity and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance by Mr. Manser of the Transaction Documents that has not been obtained.

            iii. Litigation. No action, suit or proceeding is pending or, threatened against Mr. Manser before any court or governmental authority which relates to the Purchased Shares and/or the Transaction Documents or any action to be taken pursuant thereto.

            iv. Liens on Purchased Shares. Mr. Manser owns, beneficially and of record, all of the Purchased Shares, free and clear of any restrictions on transfer (other than rights exercisable by Numerex, restrictions arising under this Agreement or under the federal or state securities laws), claims, taxes, pledges, liens, hypothecations, encumbrances, options, warrants, rights, contracts, calls, puts, shareholder agreements, subscription agreements, voting trust agreements, proxies, securities convertible or exchangeable into or for the Purchased Shares or other commitments or agreements of any kind.

            v. Access to Information. Mr. Manser has been given the opportunity to have access to non-public information regarding Numerex, including, in particular, the current financial condition of Numerex, and the risks associated therewith and has utilized such access to Mr. Manser's satisfaction for the purpose of obtaining information or verifying information. Mr. Manser acknowledges that he has been afforded access to senior executives of Numerex . (including Numerex's Chief Executive officer and Chief Financial Officer) and that he has asked them questions sufficient to satisfy himself that he is aware of Numerex's financial status and prospects. Mr. Manser acknowledges that he has been afforded an opportunity to request and review any documents necessary to confirm his awareness of Numerex's financial status and prospects.

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            vi. Inside Information. Mr. Manser acknowledges and confirms that he possesses confidential, non-public information about Numerex Corp. and its financial status and prospects and agrees that with the exception of the sale to Rye 68 he must refrain from buying or selling Numerex shares until such information in his possession is no longer confidential and non-public.

            vii. Finder's Fees. Mr Manser has not retained any finder or broker in connection with the transactions contemplated in the Transaction Documents, and Mr. Manser agrees to indemnify and to hold Rye 68 harmless for and from any liability for commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Mr. Manser, or any person or entity on behalf of Mr. Manser, is or may be responsible as a result of the transactions contemplated in the Transaction Documents.

      5. Miscellaneous.

      A. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier) and shall be effective (a) if given by mail, when deposited in the mails or (b) if given by telecopier, when so telecopied. Notices hereunder shall be mailed or telecopied as follows:

      If to Rye 68:                  c/o Andrew Ryan, Esq.
                                     Salisbury & Ryan LLP
                                     1325 Avenue of the Americas
                                     New York, NY 10019
                                     Telecopy No.: (212) 977-4668

      .
      If to Mr. Manser:              Mr. Kenneth Manser
                                     17 The Avenue
                                     Dunstable, Bedfordshire
                                     LU6 2AA,
                                     United Kingdom


      B. No Waiver. No delay or failure on the part of any party hereto to exercise any right, power or privilege granted under this Agreement or any other Transaction Document or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party unless made in writing and signed thereby, and then only to the extent expressly specified therein.

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      C. Expenses. Each of the parties shall pay all of its own costs and expenses (including without limitation attorneys' fees and expenses) incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the other Transaction Documents.

      D. Amendments. Any provision or right under this Agreement or the other Transaction Documents may be amended or waived by any party thereto only if such amendment or waiver is in writing and is signed by both parties.

      E. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that neither party may assign or otherwise transfer any of its rights or obligations under this Agreement or any other Transaction Document to any person or entity without the prior written consent of the other party (except Mr. Manser shall be permitted to assign or otherwise transfer any of his rights to his relatives, family trusts etc.).

      F. Further Assurances. Each party hereto shall, at its own expense, promptly execute and deliver all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of such party contained herein, all as may be reasonably necessary or appropriate in connection herewith.

      G. Severability. If any part of any provision contained in this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions.

      H. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

      I. Neutral Construction. The parties have negotiated this Agreement and all of the terms and conditions contained herein in good faith and at arms' length, and each party has been represented by counsel during such negotiations. No term, condition or provision contained in this Agreement shall be construed against any party or in favor of any party (x) because such party or such party's counsel drafted, revised, commented upon or did not comment upon, such term, condition or provision; or (y) because of any presumption as to any inequality of bargaining power between or among the parties. Furthermore, all terms, conditions and provisions contained in this Agreement shall be construed and interpreted in a manner which is consistent with all other terms, conditions and provisions contained in this Agreement.

      J. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS).

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      K. JURISDICTION AND VENUE. EACH OF THE PARTIES HERETO AGREES, WITHOUT
POWER OF REVOCATION, THAT ANY CIVIL SUIT OR ACTION BROUGHT AGAINST IT AS A RESULT OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR UNDER ANY OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY WILL BE BROUGHT AGAINST IT EITHER IN THE SUPREME COURT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT LOCATED IN NEW YORK CITY. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTIONS THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF SUCH CIVIL SUIT OR ACTION AND ANY CLAIM THAT SUCH CIVIL SUIT OR ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT FINAL JUDGMENT IN ANY SUCH CIVIL SUIT OR ACTION SHALL BE CONCLUSIVE AND BINDING UPON IT AND SHALL BE ENFORCEABLE AGAINST IT BY SUIT UPON SUCH JUDGMENT IN ANY COURT OF COMPETENT JURISDICTION.

      L. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR EQUITY, BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. FURTHER, EACH PARTY HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE OTHER PARTY, NOR THEIR COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

      M. Entire Agreement. The Transaction Documents together with any exhibits and schedules attached thereto, constitute the entire understanding of the parties with respect to the subject matter thereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded thereby.

      N. No Implied Rights. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their affiliates, any interest, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.



                            [Signature page follows]


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



                                            RYE 68 LLC



                                            By: /s/ Andrew J. Ryan
                                                ------------------
                                            Name:   Andrew J. Ryan
                                                    --------------
                                            Title:  Manager
                                                    --------------

                                                /s/ Kenneth Manser
                                            ----------------------------
                                            KENNETH MANSER











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